Exhibit 3.2

AMENDMENTS TO THE BYLAWS
OF
ISC8 INC.

Section 2 of Article III of the Bylaws of ISC8 Inc. (the “Corporation”) is hereby amended and restated in its entirety to read in full as follows:

“SECTION 2. NUMBER OF DIRECTORS. The Board of Directors shall consist of not less than three (3) nor more than seven (7). The exact number of directors shall be set by resolutions duly adopted by the Board of Directors or by the stockholders.”

IN WITNESS WHEREOF, the undersigned has hereunto subscribed his name this 5th day of June, 2014.

/s/ John Vong
John Vong, Chief Financial Officer